Exhibit 10.17

TENTH AMENDMENT (2023-FIRST) TO THE

PENSION PLAN FOR EMPLOYEES OF AMPHENOL CORPORATION
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2016

Pursuant to Section 12.1 of the Pension Plan for Employees of Amphenol Corporation as amended and restated effective January 1, 2016 (the “Plan”), the Plan is hereby amended as follows, effective September 1, 2023:

1.	Section 7.1(b) is amended in its entirety as follows:

(b)  the Participant’s right, if applicable, to defer receipt of a Plan distribution to the latest date for the commencement of retirement benefits as set forth in Section 7.10.

2.Section 7.10 is amended in its entirety as follows:

7.10.Commencement of Retirement Benefits:

Subject to the Plan Administrator’s authority in Section 14.2 hereof to establish and administer reasonable procedures for the processing and commencement of benefits, as well as any delayed commencement as permitted by Treasury Regulation Section 1.401(a)-14(d), distribution of benefits will begin no later than the 60th day after the later of the close of the Plan Year in which:

(1)the Participant attains Normal Retirement Age; or

(2)the Participant terminates services with the Employer.

3.Section 8.4(e) is amended in its entirety as follows:

(e) the right, if applicable, to defer a distribution to the latest date for the commencement of retirement benefits as set forth in Section 7.10, including a description of how much larger benefits will be if commencement of distributions is so deferred;

AMPHENOL CORPORATION

DATED: August 28, 2023BY:/s/ David Silverman

David Silverman

Its:Senior Vice President, Human Resources

SG-20412064.2